EXHIBIT 5.1

                              OPINION OF COUNSEL

REBECCA WILSON
ATTORNEY AT LAW
18952 MACARTHUR BLVD., SUITE 315
IRVINE, CALIFORNIA 92615
(714) 307-5149 / (949) 261-2333 (FAX)

August 14, 2002

Universal Ice Blast, Inc.
533 6th Street South
Kirkland, Washington 98033

     Re:   Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Universal Ice Blast, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 3,500,000 shares of the Company's Common Stock, 0.001 par value, (the "Common Stock"), issuable pursuant to the Company's Stock Compensation Plan, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rebecca Wilson
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Rebecca Wilson, Esq.














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